As filed with the Securities and Exchange Commission on October 1, 2025

Registration Statement File No. 333-283383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GUARANTY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	75-1656431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

16475 Dallas Parkway, Suite 600

Addison, Texas 75001

(888) 572-9881

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randall M. Chesler
President and Chief Executive Officer
Glacier Bancorp, Inc.
49 Commons Loop
Kalispell, Montana 59901

(406) 756-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David G. Post
Kalin G. Bornemann

Miller Nash LLP

1140 SW Washington St, Suite 700

Portland, Oregon 97205

(503) 224-5858

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-283383) (the “Registration Statement”) of Guaranty Bancshares, Inc., a Texas corporation (the “Registrant”), initially filed with the Securities and Exchange Commission (the “Commission”) on November 21, 2024, as amended by Amendment No. 1 thereto filed with the Commission on December 13, 2024, registering indeterminate number of the following securities with an aggregate amount not to exceed $150 million: (i) the Registrant’s common stock, par value $1.00 per share; (ii) the Registrant’s preferred stock, par value $5.00 per share; (iii) warrants; (iv) subscription rights; (v) debt securities; (vi) depositary shares; (vii) purchase contracts; (viii) purchase units; and (ix) units.

Pursuant to the Plan and Agreement of Merger, dated as of June 24, 2025, by and among the Registrant, Guaranty Bank & Trust, N.A., Glacier Bancorp, Inc., a Montana corporation (“GBCI”), and Glacier Bank, the Registrant merged with and into GBCI (the “Merger”), with GBCI continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger. The Merger became effective on October 1, 2025.

In connection with the Merger, any and all offerings of the securities pursuant to the Registration Statement have been terminated. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered but remain unsold at the termination of the offerings.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on October 1, 2025.

GLACIER BANCORP, INC. (as successor by merger to Guaranty Bancshares, Inc.)

By:	/s/ Ron J. Copher
Ron J. Copher
Executive Vice President and Chief Financial Officer

In reliance upon Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.